UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2008

River Hawk Aviation, Inc.
(Exact name of Registrant as specified in charter)

Nevada	0-30440	22-3537927
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

3103 9th Avenue Drive, Hickory, NC 28601 (Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (231) 946-4343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[___] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[___] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[___] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[___] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

On August 7, 2008, River Hawk Aviation, Inc., a Nevada corporation (“River Hawk” or the “Company”), entered into (i) a Public Relations and Marketing Agreement and (ii) a Business Development Agreement with Lenny Dykstra.

Under the two year Public Relations and Marketing Agreement, Mr. Dykstra is obligated to identify catalysts and value propositions as they relate to the Company’s financial growth strategy and to facilitate the communication of the Company’s aircraft management and charter services in order to maximize the Company’s exposure to, and penetration of, its target market and to its clients and vendors (the “Marketing Services”).  In exchange for the Marketing Services, the Company agreed to issue two million (2,000,000) shares of Series A Preferred Convertible Stock of the Company (“Series A Preferred”).  The Series A Preferred provide the holder with ten votes per share on any matter properly put forth to the shareholders of the Company, is convertible at the holder’s election into common stock of the Company at a ratio of 1:1, and subject to certain liquidation preferences as compared with common stock.

Under the Business Development Agreement, Mr. Dykstra agrees to facilitate the growth of the Company’s customer base and to maximize the Company’s exposure to, and penetration of, the high net-worth clientele target market, to broaden the Company’s vendor base, to enhance customer and vendor relations, and to research, advise and attract joint venture candidates and partnership agreements (the “Business Development Services”).   In exchange for the Business Development Services, the Company agreed to issue one million (1,000,000) shares of common stock of the Company and to register the shares on Form S-8.  The Business Development agreement provides a one year, renewable term.

On August 12, 2008, Riverhawk Investments, Inc., a newly formed, wholly owned subsidiary of the Company, entered into an agreement (the “Equity Purchase Agreement”) to purchase seventy-five percent (75%) of CGL Properties, LLC (“CLG”), in exchange for River Hawk’s commitment to fund the completion of the interior refurbishment of a GII SP jet aircraft held in CLG, for up to a maximum of Five hundred thousand and 00/100 US Dollars ($500,000.00).  Lenny Dykstra is currently the one hundred percent (100%) owner of CGL and will continue own twenty-five percent (25%) of CLG upon closing of the Equity Purchase Agreement.  The parties expect to complete the Equity Purchase Agreement not later than August 30, 2008.

In addition to Lenny Dykstra’s ownership in CLG and his entry into the Public Relations and Marketing Agreement and Business Development Agreement with River Hawk, as described above, on August 12, 2008, the Board of Directors (the “Board”) appointed My. Dykstra to the Board, as detailed below.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 12, 2008, the Board of Directors of River Hawk Aviation, Inc. (the “Company”), appointed Lenny Dykstra to its Board of Directors.  Mr. Dykstra is a former Major League Baseball player for the 1986 World Champions, New York Mets and the 1993 National League Champions, Philadelphia Phillies. A three time All-Star as a ballplayer, Mr. Dykstra now serves as president for several privately held businesses in Southern California and is the founder of The Players Club.  He currently manages his own portfolio, writes an investment strategy column for TheStreet.com, and is featured regularly on CNBC and other cable news shows.  Mr. Dykstra was selected as OverTime Magazine's 2006-2007 "Entrepreneur of the Year."

The Board has not named Mr. Dykstra to any committees or subcommittees of the Board at this time.  To the extent that any information called for in Item 404(a) of Regulation S-B is required pursuant to this appointment, such information is currently unavailable and will be provided in an amendment to this Form 8-K within four days from when this information becomes available.

Section 8 – Other Events

Item 8.01 Other events.

On August 13, 2008 the Company issued a press release disclosing information contained in this filing, a copy of which is filed with this Form 8-K as Exhibit 99.11.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVER HAWK AVIATION, INC..
    (Company)

/s/ Calvin Humphrey
By: Calvin Humphrey
Its: President, CEO
Date: August 12, 2008

EXHIBIT NUMBER	DESCRIPTION	LOCATION

10.17	Public Relations and Marketing Agreement Dated August 7, 2008	Filed Herewith

10.18	Business Development Agreement Dated August 7, 2008	Filed Herewith

10.19	Equity Purchase Agreement Dated August 12, 2008	Filed Herewith

99.11	Press Release Dated August 13, 2008	Filed Herewith